SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 25, 2014

TRI-TECH HOLDING INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-34427	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16th Floor of Tower B, Renji Plaza No. 101

Jingshun Road, Chaoyang District

Beijing, People’s Republic of China 100102

(Address of principal executive offices)

Registrant’s telephone number, including area code: +86 (10) 5732-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

__	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
__	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
__	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
__	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01      OTHER EVENTS.

Restructure of Yanyu

On March 25, 2014, the Registrant completed the change of shareholders in one of its affiliated entities, Beijing Yanyu Water Tech Co., Ltd. (“Yanyu”). The change in the ownership of Yanyu involved a decrease in the number of nominee shareholders from 18 nominee shareholders of Yanyu to 2.

The purpose for the change in the ownership structure of Yanyu is to consolidate and improve the Registrant's control over Yanyu. The new nominee shareholders are the Chairman of the Board of Directors of the Registrant, Warren Zhao, and the Chief Financial Officer of the Registrant, Peter Dong.

The change of control involved the transfer from the 18 original nominee shareholders to the new nominee shareholders. Upon completion of this change of control, the prior control agreements between the 18 nominee shareholders and Tri-Tech (Beijing) Co., Ltd. (“WFOE”) were replaced with agreements dated as of March 25, 2014 by and between the new nominee shareholders and WFOE. Translations of such agreements will be filed by amendment to this current report on Form 8-K when available.

Inability to File Annual Report when Due

As a result of ongoing issues related to the determination of control of BSST, the Registrant advises shareholders that it anticipates being unable to file its annual report when due on March 31, 2014. In addition, due to the complexity of issues related to consolidation of BSST, the Registrant does not have a good-faith belief that it will be able to file the annual report within the time period allowed after filing a Form 12b-25. As a result, the registrant will not be filing a form 12b-25 on April 1, 2014 and instead is making use of this current report on Form 8-K to advise shareholders that such report will not be filed within the next 15 days.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRI-TECH HOLDING INC.

By:	/s/ Phil Fan
Name:	Phil Fan
Its:	Chief Executive Officer

Dated: March 31, 2014